Exhibit 99.1

APOLLO MEDICAL HOLDINGS ANNOUNCES THE APPOINTMENT OF MATTHEW MAZDYASNI TO ITS BOARD OF
DIRECTORS AND APPOINTMENT OF NEW INTERIM CHIEF TECHNOLOGY OFFICER

Alhambra, CA – (PR Newswire) – September 30, 2019 – Apollo Medical Holdings, Inc. (“ApolloMed” or the “Company”) (NASDAQ: AMEH), an integrated population health management company, today announced the appointment of Matthew Mazdyasni to its Board of Directors and Brandon Sim as its Interim Chief Technology Officer.

Mr. Mazdyasni currently provides consulting and advisory services to various companies (including the Company) and previously served as Executive Vice-President, Chief Administrative and Chief Financial Officer of HealthCare Partners Holding, LLC until February 2014. As a member of the senior executive team, Mr. Mazdyasni significantly contributed to HealthCare Partners’ success, which led to its acquisition by DaVita, Inc. in November 2012 for approximately $4.4 billion. Prior to joining HealthCare Partners in 1982, he worked for national and local public accounting firms.

Mr. Mazdyasni was an active board member of several trade associations including American Physician Group (“APG”), previously called CAPG, where he was a member of the Board of Directors and the Executive Committee of CAPG until 2014. He became the CAPG Chairman of its Board of Directors in 2004. Since retiring in February 2014, Mr. Mazdyasni continued as a board member of the APG Foundation.

Mr. Mazdyasni has also distinguished himself as a mentor in health administration leadership. He was a preceptor to the University of Southern California’s Master of Health Administration program for more than 25 years and was named Preceptor of the Year for 2000-2001. Mr. Mazdyasni is a current member of the Health Advisory Board of USC Sol Price School of Public Policy.

Mr. Mazdyasni holds a Master of Science in Accounting from the University of Kentucky.

“We are honored to welcome Mr. Mazdyasni to our Board of Directors,” stated Thomas Lam, M.D., M.P.H., Chief Executive Officer of ApolloMed.  “Leveraging his years of experience of national managed care leadership in the healthcare industry, Mr. Mazdyasni will provide key guidance to our company as we progress to the next level in the execution of our growth strategy.”

Additionally, ApolloMed has also appointed Brandon Sim as Interim Chief Technology Officer. In this role, Mr. Sim will be responsible for overseeing all technology aspects of the Company, including information technology, data management, software engineering, and electronic data interchange functions.

Prior to joining ApolloMed, Mr. Sim served as Quantitative Researcher at Citadel Securities since 2015. From 2012 to 2014, Mr. Sim served as Chief Technology Officer at Theratech, a medical device company focused on developing a low-cost, simple-to-use patch for automated drug delivery.

Mr. Sim received his Master of Science in Computer Science and Engineering and Bachelor of Arts in Statistics and Physics, Magna Cum Laude with High Honors, from Harvard University.

“We are excited to have Brandon join our team,” stated Thomas Lam, M.D., M.P.H., Chief Executive Officer of ApolloMed.  “We are delighted to have such a talented individual continue the enhancement of our technology capabilities.”

About Apollo Medical Holdings, Inc.

ApolloMed is a leading physician-centric integrated population health management company, which, together with its subsidiaries, including a Next Generation Accountable Care Organization (“NGACO”), and its affiliated IPAs and management services organizations (“MSOs”), are working to provide coordinated, outcomes-based high-quality medical care for patients, particularly senior patients and patients with multiple chronic conditions, in a cost-effective manner.  ApolloMed focuses on addressing the healthcare needs of its patients by leveraging its integrated health management and healthcare delivery platform that includes Network Medical Management, Inc. (an MSO), Apollo Medical Management, Inc. (an MSO), ApolloMed Hospitalists, APA ACO, Inc. (the Company’s NGACO), APC (an IPA) and Apollo Care Connect, Inc. (the Company’s Digital Population Health Management Platform).  For more information, please visit www.apollomed.net.

FOR MORE INFORMATION, PLEASE CONTACT:

Asher Dewhurst
(443) 213-0500
asher.dewhurst@westwicke.com